Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Fourth quarter adjusted non-GAAP diluted EPS of $1.06 exceeds analyst expectations

Record sales for the year and gross profit improvement in Fuel Specialties and Performance Chemicals

Strong cash flow, healthy balance sheet, acquisitions contribute to top and bottom-line growth

Englewood, CO – February 12, 2014 – Innospec, Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2013.

Total net sales for the fourth quarter were a record $241.6 million, a 13 percent increase from $213.7 million in the corresponding period last year. Net income was $28.7 million, or $1.17 per diluted share, compared with $11.3 million, or $0.47 per diluted share, a year ago. EBITDA (earnings before taxes, depreciation, amortization and impairment) for the quarter was $38.7 million, a 35 percent increase from $28.6 million posted in 2012’s fourth quarter.

Results for the fourth quarter include some special items, which are summarized in the table below. Excluding these special items, adjusted non-GAAP EPS for the fourth quarter was $1.06, an increase from $0.83 a year ago, exceeding consensus analyst expectations. Innospec closed the quarter in a net debt position of $61.2 million as an additional $54.0 million of revolving credit facility was drawn down in order to fund the acquisition of Bachman Services Inc. and a $12.0 million dividend payment of $0.50 per common share.

EBITDA and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2013			Quarter ended December 31, 2012
(in millions, except share and per share data)	Income before income taxes	Net Income	Diluted EPS	Income before income taxes	Net income	Diluted EPS

Reported GAAP amounts	$30.7	$28.7	$1.17	$24.8	$11.3	$0.47

Foreign currency exchange gains	(4.9)	(4.1)	(0.17)	(1.3)	(1.0)	(0.04)
75th anniversary employee recognition	1.6	1.3	0.05	—	—	—
Acquisition-related costs	0.3	0.2	0.01	2.5	2.0	0.08
Adjustment of income tax provisions	0.1	0.1	—	0.3	0.3	0.01
Tax impact of acquisition-related funding	—	—	—	7.4	7.4	0.31

	(2.9)	(2.5)	(0.11)	8.9	8.7	0.36

Adjusted non-GAAP amounts	$27.8	$26.2	$1.06	$33.7	$20.0	$0.83

Commenting on the results, Patrick Williams, President and Chief Executive Officer, said, “We had a record fourth quarter sales, with a strong contribution from acquisitions, while our core businesses performed as we expected throughout the year. Importantly, all the acquisitions we made during the year are contributing positively, both to our top and bottom lines, and integration of these businesses into the Innospec family has been going quite smoothly. Today, Innospec is a decidedly larger organization in terms of both headcount and footprint in the markets we serve. We finished the year stronger, with good momentum, and we believe we are well positioned for 2014 in our core markets which are growing, profitable and responsive to new technology.

“We had a solid quarter in Fuel Specialties against increasingly aggressive competition worldwide. Our reported performance was helped by good contributions from both our oilfield acquisitions, and a stronger year-over-year performance of our AvTel business. Gross margins held up well during the quarter, and on a full year basis, improved to 31.9 percent.

“Our Oilfield Specialties business is now closer to critical mass and, we have broadened our technology base globally in this sector as planned. We have also found good synergies in this business with our core Fuel Specialties sales and operations.

“Performance Chemicals increased 26 percent in the quarter, driven by excellent contributions from Chemsil and Chemtec, as well as higher volumes in our underlying businesses in the Personal Care and Fragrance Ingredients markets. During the quarter, we recorded good improvement in both gross margins and operating income in this segment.

“In Octane Additives, we had a strong fourth quarter as expected, with sales carried over from the third quarter. At the same time the TEL business continues to wind down and we have limited visibility beyond the very short term.

“We are particularly pleased to close the year with such strong improvement in EBITDA and net income, while maintaining our healthy balance sheet and cash generating capacity.”

For the full year, total revenues of $818.8 million increased 5 percent from $776.4 million in 2012. Net income for 2013 was $77.8 million, or $3.22 per diluted share, compared with $66.9 million, or $2.81 per diluted share, a year ago. EBITDA for the year was $116.0 million, compared with $106.8 million in 2012. Special items increased net income for the year by $0.5 million, or $0.03 per diluted share; in 2012, similar items reduced net income by $11.4 million, or $0.48 per diluted share.

	Year ended December 31, 2013			Year ended December 31, 2012
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS

Reported GAAP amounts	$92.8	$77.8	$3.22	$93.3	$66.9	$2.81

Foreign currency exchange (gains)/losses	(4.1)	(3.5)	(0.15)	2.0	1.6	0.07
Acquisition-related costs	1.8	1.5	0.06	2.8	2.2	0.09
75th anniversary employee recognition	1.6	1.3	0.05	—	—	—
Adjustment of income tax provisions	0.2	0.2	0.01	0.2	0.2	0.01
Tax impact of acquisition-related funding	—	—	—	7.4	7.4	0.31

	(0.5)	(0.5)	(0.03)	12.4	11.4	0.48

Adjusted non-GAAP amounts	$92.3	$77.3	$3.19	$105.7	$78.3	$3.29

Net sales in Fuel Specialties for the quarter were a record $163.8 million, a 6 percent increase from $155.0 million in last year’s fourth quarter. This was primarily driven by improved volumes and an 8 percent uplift from the Bachman and Strata acquisitions partially offset by a weaker sales mix. Excluding the acquisitions, revenue in the Americas was flat year-over-year, as improved volumes in the oilfield market offset a weaker sales mix. Sales declined by 4 percent in EMEA, primarily due to reduced volumes, and 7 percent in Asia-Pacific due to a weaker sales mix. The segment’s gross margin for the quarter was 31.1 percent, essentially flat from last year’s fourth quarter, and operating income was $26.3 million, down from the $29.4 million reported a year ago. For the full year, the segment’s sales were up 8 percent to $567.4 million and operating income increased 6 percent to $92.7 million.

In Performance Chemicals, revenues for the quarter were $52.2 million, up 26 percent from $41.4 million a year ago, with the acquisitions of Chemsil and Chemtec contributing 21 percent to revenues. Excluding the acquisitions, underlying sales grew by 5 percent, driven by improved volumes in the Personal Care and Fragrance Ingredients markets. By region, underlying sales fell by 5 percent in the Americas, primarily due to lower volumes as a result of a reduction in industrial demand. Revenues rose 2 percent in EMEA and 52 percent in Asia-Pacific, a result of growth in Personal Care and Fragrance Ingredients and an improved sales mix. The segment’s gross margin for the quarter was 25.7 percent, up 1.1 percentage points over the corresponding period. Operating income of $6.5 million was up from $5.5 million reported in the year-ago period. Sales for the full year increased 7 percent, to $192.4 million, and operating income of $23.6 million was 3 percent lower than the $24.3 million reported in 2012.

Octane Additives’ net sales for 2013’s fourth quarter were $25.6 million, up from $17.3 million a year ago. Gross margin for the quarter was 39.8 percent, compared to 36.4 percent in the year-ago period. The segment’s operating income for the quarter was $8.5 million, more than double last year’s $4.1 million. For the year, Octane Additives’ net sales were $59.0 million, a 15 percent decrease, and its operating income was $21.5 million, a 17 percent decrease from a year ago.

Corporate costs for the quarter were $14.0 million, compared with $13.0 million a year ago. The increase was primarily due to higher legal and enhanced compliance related costs partially offset by lower acquisition-related costs in 2013’s fourth quarter. The full-year tax rate of 16.2 percent was slightly lower than expected.

For the full year, net cash generated from operations was $61.3 million, driven primarily by strong trading performance and boosted by recent acquisitions. At year-end, Innospec had $86.8 million in cash, cash equivalents and short-term investments and debt of $148.0 million. In the fourth quarter, the Company paid a dividend of $12.0 million, $0.50 per share, and drew down an additional $54.0 million of revolving credit facility primarily to fund the acquisition of Bachman.

Mr. Williams concluded, “For the short term, our focus is to successfully assimilate the significant acquisitions we made in 2013; to continue to be vigilant in compliance; and to be at the forefront of technology innovation.

“We feel very good about our performance for the year. We’ve made good progress towards our strategic growth targets, in a year of transition for Innospec. We’ve come a long way since our management team took the reins, and we have delivered on virtually all our commitments, including acquisitions, buy-backs and dividends – and we have still maintained a very strong balance sheet.

“We believe we have a bright future ahead, and we enter 2014 with real optimism.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA, income before income taxes excluding special items and net income excluding special items and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and impairment of Octane Additives segment goodwill. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of foreign currency exchange (gains)/losses, acquisition-related costs, 75th anniversary employee recognition, adjustment of income tax provisions and tax impact of acquisition-related funding. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company’s operations. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1100 employees in 20 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec’s Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec’s Performance Chemicals business provides effective technology-based solutions for our customers’ processes or products focused in the Personal Care; Polymers; and Fragrance Ingredients markets. Innospec’s Octane Additives business is the world’s only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “anticipates,” “may,” “believes” or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, any of the Company’s guidance in respect of sales, gross margins, pension liabilities and charges, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-356-6241

Brian.Watt@innospecinc.com

Robert D. Ferris

RF|Binder Partners

+1-212-994-7505

Robert.Ferris@RFBinder.com

Dan Scorpio

RF|Binder Partners

+1-212-994-7609

Dan.Scorpio@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31		Twelve Months Ended December 31
(in millions, except share and per share data)	2013	2012	2013	2012

Net sales	$241.6	$213.7	$818.8	$776.4
Cost of goods sold	(167.0)	(148.7)	(563.6)	(540.0)

Gross profit	74.6	65.0	255.2	236.4

Operating expenses:
Selling, general and administrative	(42.9)	(35.6)	(141.9)	(119.0)
Research and development	(4.6)	(5.2)	(21.2)	(19.6)
Restructuring charge	(0.2)	—	(0.2)	(0.2)
Impairment of Octane Additives segment goodwill	(0.3)	(0.3)	(1.3)	(1.2)
Profit on disposal	—	—	—	0.1

Total operating expenses	(48.0)	(41.1)	(164.6)	(139.9)

Operating income	26.6	23.9	90.6	96.5
Other net income/(expense)	4.9	1.3	4.1	(2.0)
Interest expense, net	(0.8)	(0.4)	(1.9)	(1.2)

Income before income taxes	30.7	24.8	92.8	93.3
Income taxes	(2.0)	(13.5)	(15.0)	(26.4)

Net income	$28.7	$11.3	$77.8	$66.9

Earnings per share:
Basic	$1.19	$0.48	$3.29	$2.89
Diluted	$1.17	$0.47	$3.22	$2.81

Weighted average shares outstanding (in thousands):
Basic	24,044	23,303	23,651	23,187
Diluted	24,454	23,913	24,156	23,850

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2013	2012	2013	2012

Net sales:
Fuel Specialties	$163.8	$155.0	$567.4	$527.2
Performance Chemicals	52.2	41.4	192.4	179.6
Octane Additives	25.6	17.3	59.0	69.6

	241.6	213.7	818.8	776.4

Gross profit:
Fuel Specialties	51.0	48.5	181.1	158.7
Performance Chemicals	13.4	10.2	46.3	43.8
Octane Additives	10.2	6.3	27.8	33.9

	74.6	65.0	255.2	236.4

Operating income:
Fuel Specialties	26.3	29.4	92.7	87.6
Performance Chemicals	6.5	5.5	23.6	24.3
Octane Additives	8.5	4.1	21.5	26.0
Pension charge	(0.2)	(1.8)	(2.3)	(1.6)
Corporate costs	(14.0)	(13.0)	(43.4)	(38.5)

	27.1	24.2	92.1	97.8

Restructuring charge	(0.2)	—	(0.2)	(0.2)
Impairment of Octane Additives segment goodwill	(0.3)	(0.3)	(1.3)	(1.2)
Profit on disposal	—	—	—	0.1

Total operating income	$26.6	$23.9	$90.6	$96.5

Schedule 2B

NON-GAAP MEASURES	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2013	2012	2013	2012

Net income	$28.7	$11.3	$77.8	$66.9
Interest expense, net	0.8	0.4	1.9	1.2
Income taxes	2.0	13.5	15.0	26.4
Depreciation and amortization	6.9	3.1	20.0	11.1
Impairment of Octane Additives segment goodwill	0.3	0.3	1.3	1.2

EBITDA	38.7	28.6	116.0	106.8

Fuel Specialties	29.2	30.5	102.1	91.7
Performance Chemicals	8.7	6.4	29.7	28.0
Octane Additives	8.8	4.4	22.8	27.3
Pension charge	(0.2)	(1.8)	(2.3)	(1.6)
Corporate costs	(12.5)	(12.2)	(40.2)	(36.5)

	34.0	27.3	112.1	108.9
Restructuring charge	(0.2)	—	(0.2)	(0.2)
Profit on disposal	—	—	—	0.1
Other net income/(expense)	4.9	1.3	4.1	(2.0)

EBITDA	$38.7	$28.6	$116.0	$106.8

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2013	December 31, 2012

Assets

Current assets:
Cash and cash equivalents	$80.2	$22.4
Short-term investments	6.6	5.1
Trade and other accounts receivable	135.8	115.7
Inventories	158.9	138.3
Current portion of deferred tax assets	8.7	11.0
Prepaid expenses	5.8	4.1
Prepaid income taxes	11.4	—

Total current assets	407.4	296.6

Property, plant and equipment	60.4	49.8
Goodwill	187.9	149.0
Other intangible assets	126.8	68.6
Deferred finance costs	1.8	1.3
Deferred tax assets, net of current portion	8.6	12.7
Other non-current assets	1.8	1.4

Total assets	$794.7	$579.4

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$63.3	$57.3
Accrued liabilities	73.5	72.1
Accrued income taxes	—	3.2
Current portion of long-term debt	5.3	5.0
Current portion of plant closure provisions	6.2	5.1
Current portion of unrecognized tax benefits	6.8	3.0
Current portion of deferred tax liabilities	0.2	0.2
Current portion of deferred income	0.3	1.4

Total current liabilities	155.6	147.3

Long-term debt, net of current portion	142.7	25.0
Plant closure provisions, net of current portion	26.2	25.3
Unrecognized tax benefits, net of current portion	6.2	9.8
Deferred tax liabilities, net of current portion	9.5	3.6
Pension liabilities	39.0	46.0
Acquisition-related contingent consideration	4.6	4.3
Other non-current liabilities	0.3	0.2
Deferred income, net of current portion	1.2	0.9
Total stockholders’ equity	409.4	317.0

Total liabilities and stockholders’ equity	$794.7	$579.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2013	2012

Cash Flows from Operating Activities

Net income	$77.8	$66.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	20.4	11.5
Impairment of Octane Additives segment goodwill	1.3	1.2
Deferred taxes	5.8	12.1
Profit on disposal of property, plant and equipment	—	(0.1)
Repayment of promissory note in civil complaint settlement	(5.0)	(5.0)
Changes in working capital	(16.4)	(20.5)
Excess tax benefit from stock based payment arrangements	(3.8)	(2.2)
Accrued income taxes	(14.7)	1.0
Movement on plant closure provisions	1.9	1.8
Cash contributions to defined benefit pension plans	(11.0)	(9.4)
Non-cash expense of defined benefit pension plans	3.0	2.0
Stock option compensation	2.5	3.1
Movements on unrecognized tax benefits	0.2	0.2
Movements on other non-current assets and liabilities	(0.7)	(1.3)

Net cash provided by operating activities	61.3	61.3

Cash Flows from Investing Activities

Capital expenditures	(11.1)	(8.8)
Business combinations, net of cash acquired	(94.4)	(53.1)
Internally developed software and other costs	(9.4)	(8.5)
Proceeds on disposal of property, plant and equipment	0.1	0.2
Purchase of short-term investments	(7.0)	(5.0)
Sale of short-term investments	5.7	4.9

Net cash (used in) investing activities	(116.1)	(70.3)

Cash Flows from Financing Activities

Net receipt of revolving credit facility	122.0	—
Repayment of bank loans	(0.2)	—
Refinancing costs	(0.9)	—
Excess tax benefit from stock based payment arrangements	3.8	2.2
Dividend paid	(12.0)	(46.7)
Issue of treasury stock	3.8	1.2
Repurchase of common stock	(3.7)	(1.4)

Net cash provided by/(used in) financing activities	112.8	(44.7)
Effect of foreign currency exchange rate changes on cash	(0.2)	(0.1)

Net change in cash and cash equivalents	57.8	(53.8)
Cash and cash equivalents at beginning of year	22.4	76.2

Cash and cash equivalents at end of year	$80.2	$22.4

Amortization of deferred finance costs of $0.4 million (2012 - $0.4 million) are included in depreciation and amortization in the cash flow statement but in interest expense in the income statement.